SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2002

Caterpillar Financial Services Corporation

(Exact name of registrant as specified in its charter)

0-13295

(Commission File Number)

Delaware	37-1105865
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2120 West End Avenue

Nashville, Tennessee 37203-0001

(Address of principal executive offices, with zip code)

(615) 341-1000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

Caterpillar Financial Services Corporation issued the following press release on February 1, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

February 1, 2002

CAT FINANCIAL SIGNS AGREEMENT TO ACQUIRE THE ASSETS OF

FCC EQUIPMENT FINANCING, INC.

Nashville, Tennessee -- Caterpillar Financial Services Corporation (Cat Financial) announced today it has signed an agreement to purchase substantially all of the assets and business of FCC Equipment Financing, Inc. (FCC), a commercial finance company specializing in direct financing and leasing of heavy equipment in the construction industry.

"This acquisition will increase our ability to meet the financing needs of our U.S. customers through direct lending for construction and related equipment," said James S. Beard, vice president of Caterpillar Inc. and president of Cat Financial. "We expect to build on FCC's experience and reputation as it expands under the FCC name."

Chris L. Regas, president and CEO of FCC said, "Cat Financial brings cost competitive funding and the capital needed to grow, as well as a strong presence in the financial services industry."

Headquartered in Jacksonville, Florida, FCC has assets of $260 million and 38 employees. Cat Financial, which has over 1,100 employees, recently reported record 2001 results including managed assets of $16.1 billion, revenues of $1.62 billion and profit after tax of $212 million.

Cat Financial, a wholly owned subsidiary of Caterpillar Inc., provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines as well as other equipment and marine vessels. The company also extends loans to customers and dealers.

Caterpillar Financial Services Corporation has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Caterpillar Financial Services Corporation

Date: February 1, 2002	By:/s/ Paul J. Gaeto
Paul J. Gaeto
Secretary